Exhibit 10.2     Employment Agreement between Mettler-Toledo International Inc. and Robert F. Spoerry, dated November 1, 2007.

Personal/Confidential
Robert F. Spoerry
c/o Mettler-Toledo International Inc.
Im Langacher
8606 Greifensee
Switzerland

Date: November 1, 2007

Employment Agreement

between Mettler-Toledo International Inc., Greifensee Branch, Im Langacher, 8606 Greifensee, Switzerland, and Robert F. Spoerry.  The parties enter into an employment agreement on the terms and conditions set forth below:

Function.  Executive Chairman of the Board of Directors.

Duties.  Initially, to help assure a smooth transition to the new CEO; on an ongoing basis, assisting in strategic, organizational and corporate governance matters, as well as facilitating interaction between the Board of Directors and management and assisting with other matters as determined from time to time in agreement with the Board of Directors and CEO.

Employing Company / Position Location.  Mettler-Toledo International Inc., Greifensee Branch, 8606 Greifensee, Switzerland.  The principal place of work is Greifensee, Switzerland.  If not otherwise stipulated in this agreement, the general rules of employment ("Allgemeine arbeitsvertragliche Bestimmungen (AVB)" of our Swiss operations) apply.

Remuneration.  Base Salary of CHF 600’000.-- gross per annum, effective January 1, 2008 and to be evaluated annually, payable in twelve equal monthly installments of CHF 50'000.--.  Participation in the Incentive Plan POBS Plus for Members of the Group Management of METTLER TOLEDO pursuant to the then-current plan and regulations.  Under this plan employee is eligible to earn a Bonus based upon achievement of various financial and personal targets.  For 100% target achievement, the bonus is currently CHF 300’000.-- gross (50% of base salary).  The scaling of the bonus system, and selection and weighting of targets, including personal targets, are at the sole discretion of the Compensation Committee of the Board of Directors.

Expenses / Company Car.  Expense Allowance according to then-current regulations of CHF 15'600.-- per annum, payable in twelve monthly installments of CHF 1’300.--. Employee shall be provided with the company car that he has been provided to date, and METTLER TOLEDO will pay or reimburse employee for all reasonable expenses associated with the operation of the car.

Equity Incentive Plan.  Participation in the METTLER TOLEDO Equity Incentive Plan as may be amended from time to time.

Personnel Insurance.  Additional Accident Insurance and Disability Insurance (coverage of salary in case of illness and accident), at METTLER TOLEDO’s expense.  Participation in the Mettler-Toledo Fonds (pension plan for GMC members) as might be amended from time to time, at METTLER TOLEDO’s expense.  The insured salary in the Mettler-Toledo Fonds and other personnel insurances shall be the maximum amount applicable under Swiss law.

Vacation.  30 working days per calendar year, including compensation for overtime ("Zeitregelung mit pauschaler Abgeltung").  Unused vacation days in a given year will not be carried forward.

Duration / Notice Period .  This employment agreement starts on January 1, 2008 and is of unlimited duration.  The notice period is 12 months to the end of a month for both parties.

Non-Competition.  While employee is employed by METTLER TOLEDO, and for a period of twelve months after his termination, employee shall not directly or indirectly (a) engage in or be employed in any business anywhere in the world which competes with the businesses of METTLER TOLEDO, or (b) solicit for hire or hire any METTLER TOLEDO employee.

Previous Employment Agreements.  With the effectiveness of this employment agreement, all previous employment agreements with METTLER TOLEDO shall be considered cancelled. The acquired years of service since September 1, 1983 are taken into consideration where applicable.

Applicable Law and Jurisdiction.  This agreement shall be governed by Swiss law.  All disputes concerning the terms and conditions of this agreement shall be brought before the ordinary courts in the Canton of Zurich, Switzerland.

Mettler-Toledo International Inc.

James T. Bellerjeau                                          Peter Bürker

The Employee

Robert F. Spoerry